Exhibit 99.1

Denver, CO
April 3, 2003
For immediate release.


          OneDentist Resources Announces Acquisition of Ashcroft Homes,
          -------------------------------------------------------------
                       Name Change and Reverse Stock Split
                       -----------------------------------

     Ashcroft Homes Corporation,  formerly  OneDentist  Resources,  Inc. (OTCBB:
ASHC) announced today that it has completed the acquisition of Ashcroft Homes of Colorado, Inc. ("Ashcroft - Colorado") and certain affiliated companies. Ashcroft - Colorado and its affiliates acquire and develop residential real estate and build semi-custom homes along the front range of Colorado under the brand names, "Ashcroft Homes" and "Tesoro Homes". Ashcroft - Colorado has operated as a privately held builder for approximately 24 years, primarily in Denver and Colorado Springs.

     Ashcroft Homes Corporation is a publicly held company whose stock trades over the counter. The company formerly operated an on-line medical services business but curtailed those operations when the "dot com" industry retracted. The company now will engage in the residential real estate and construction industry through the Ashcroft -Colorado subsidiaries. The name of the parent was changed to more accurately describe its current business. Ashcroft Homes Corporation also completed a reverse split of its common stock on a one for three and one-half basis as approved by its shareholders March 31, 2003 in order to complete the acquisition.

     As a result of the acquisition, Ashcroft acquired a substantial inventory of developed residential lots, work in process and a diverse library of architectural plans. Ashcroft - Colorado and the other subsidiaries operate within 16 subdivisions along the Front Range of Colorado. The Company builds move-up, relocation and "empty nester" homes, among others, in these markets. The inventory of developed lots will allow the Company to continue its home construction for the foreseeable future. The residential home building industry has been a bright spot in the otherwise lackluster current economic climate.

     The acquisition of Ashcroft - Colorado was completed for the issuance of 12,954,060 shares of common stock and 1,350,000 shares of Series A Convertible Preferred Stock on a post split basis, representing 90% of the Company's outstanding stock on a fully diluted basis immediately after the closing. The Preferred Stock carries a 7% dividend on the $5.4 million issue price until redeemed and entitles the holder to five votes for each share outstanding. The Preferred Stock votes as a group with the common stock.

     In conjunction with the acquisition, the principals of Ashcroft - Colorado have assumed control of the Company and relocated the principal business offices from Littleton to Englewood, Colorado. The principal business office of the Company is now located at 56 Inverness Drive East, Suite 105, Englewood, CO 80112. Its telephone number is (303) 799-6194.

     Richard Dean, president and chief executive officer of Ashcroft - Colorado, is now the CEO of Ashcroft Homes Corporation and Joseph Oblas will serve as the president. Joining them will be industry veterans James Sanford and Daniel Connerly, formerly of Sanford Homes of Colorado, LLLP until its acquisition by Beazer Homes (NYSE:BZH). Mr. Sanford will serve as chief operating officer and Mr. Connerly will serve as chief financial officer of the new company. The Board of Directors now consists of Mr. Dean, with all of the former officers and directors resigning their positions. Expanding the Board to add additional members will be a priority in the immediate future. Messrs. Dean and Oblas are also principal shareholders of the Company, with Mr. Dean and his family owning approximately 45% of the outstanding common stock and 62% of the outstanding voting stock, and Mr. Oblas owning approximately 8% of the common stock. Another shareholder, Peter Gonzalez owns approximately 8% of the stock. All stock issued in connection with the acquisition is restricted under Federal and state securities laws.

     Commenting on the acquisition, Richard Dean stated, " This acquisition positions Ashcroft as a leading builder of semi-custom homes in Colorado, and sets the platform for us to continue to grow our company through the public markets, and to take advantage of the benefits afforded to other publicly traded homebuilders. "Becoming public is not our finish line, but the starting point for our Company's expected evolution."

     Joseph Oblas stated, "This is the culmination of much hard work and perseverance in a difficult economic climate, and we are ready to face the future and determined to create significant value for our shareholders."

     Additional information about the acquisition, including financial information about the Company, can be obtained from documents filed or to be filed by the Company, with the Securities and Exchange Commission at the SEC's web site, www.sec.gov.

     Certain statements contained herein and subsequent oral statements constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as "intends," "anticipates," "believes," "expects" and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, future revenues and operations and anticipated transactions. Factors that could cause actual results to differ materially include, among others set forth in the Company's filings with the SEC, the following: acceptability of the Company's services in the market place, general economic conditions, competition and decisions of third parties over which the Company has no control. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

     For additional information, contact Joseph Oblas, President of Ashcroft Homes Corporation, at (303) 799-6194.